EXHIBIT 4.6

                 EMPLOYMENT AGREEMENT effective April 9, 2001

BY AND BETWEEN:               FRISCO BAY INDUSTRIES LTD.
                              a corporation incorporated under the laws of Canada

                  (hereinafter referred to as the "Company")

                              OF THE FIRST PART


AND:                          ROBERT GAGNON
                              of the City of LAVAL
                              Province of QUEBEC

                 (hereinafter referred to as the "Employee")

                              OF THE SECOND PART

            In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed as follows:

            1. The Company hereby engages the Employee in accordance with the terms and conditions of this agreement and Schedules A and B hereto and the Employee agrees to such terms and conditions and shall, wherever and whenever so requested and/or directed by the Executive Committee of the Company, exercise and carry out such duties, observe such directions and restrictions and possess such authority that the Executive Committee of the Company may from time to time confer or impose upon the Employee.

            2. Without limiting and/or restricting in any manner whatsoever the generality of the foregoing, the work and services to be performed by the Employee shall include the following:

            (a) to perform activities for the Company as are assigned from time to time;

            (b) to process any customer complaints and assist in correcting the cause of such complaints;

            (c) to assist in the collection of unpaid accounts from customers;

            (d) to maintain harmonious relationships with members of management and staff of the Company, and at all times, promote the name of the Company;

            (e) to carry out all of the foregoing at such place of business, division, branch, territory, city, province or country as the company directs, from time to time, in its sole discretion.

            3. THIS AGREEMENT MAY BE TERMINATED AT ANY TIME BY THE COMPANY WITHOUT PREVIOUS NOTICE AND WITHOUT PAYMENT IN LIEU OF NOTICE:

            (a) For cause. Cause for the purposes of this agreement shall, inter alia, include:

            (i) Any breach by the employee of any of his (her) obligations to be observed or performed hereunder;

            (ii) In the event of the death or total incapacity of the Employee or in the event that the Employee is incapable of continuing his employment for any continuous period in excess of three (3) months; or

            (iii) In the event that the company ceases to carry on business or becomes bankrupt or insolvent;

            4. THE COMPANY AND THE EMPLOYEE MUTUALLY AGREE THAT IN THE EVENT THAT EITHER PARTY WISHES TO TERMINATE THIS PRESENT CONTRACT, WITHOUT CAUSE, THEN IN SUCH EVENT EITHER PARTY SHALL GIVE THE OTHER A WRITTEN NOTICE AND/OR PAYMENT IN LIEU OF NOTICE, IN ACCORDANCE WITH THE FOLLOWING SCHEDULES, WHICH THEY DEEM, FOR PURPOSES OF THIS AGREEMENT, TO BE REASONABLE;

IF THE TERMINATION IS INITIATED BY THE EMPLOYER, THE FOLLOWING NOTICE OR PAY IN LIEU OF NOTICE WILL BE GIVEN TO THE EMPLOYEE:

            (a)   up to 3 months of employment       1 month

            (b)   3-24 months of employment          2 months

            (c)   24-36 months of employment         3 months

            (d)   after 36 months of employment      1 month per year of
                                                     employment to a maximum of
                                                     6 months

IF THE TERMINATION IS DUE TO EMPLOYEE RESIGNATION, THE FOLLOWING NOTICE OR PAY IN LIEU OF NOTICE WILL BE GIVEN TO THE EMPLOYER:

            (a)   up to 12 months of employment      1 month

            (b)   after 12 months of employment      2 months

            In the event that the employer proceeds in accordance with this article, either by giving working notice or payment in lieu of notice, the said notice and/or payment constitutes full and final payment of any and all claims for any damages, notice, severance pay or any other claims arising out the employment agreement and/or any applicable labour standards legislation or similar applicable legislation.

            The notice shall be sent by registered mail to the employee's last address as indicated in the personnel records of the Company, or delivered by hand to the employee.

            The provisions of this clause shall not release either of the parties for any other sums such as commissions, overrides, overdraw, bad debts, repayment of loans, sums due for equipment not returned to the Company, all of which are governed by the applicable provisions of this agreement, or as agreed to between the parties.

            IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT THIS PRESENT CLAUSE IS AN ESSENTIAL TERM OF THIS AGREEMENT WITHOUT WHICH NEITHER PARTY WOULD HAVE CONTRACTED SAME.

            5. Any reimbursement for car expenses provided for in Schedule A shall cover all car expenses, including but not limited to gas, oil, maintenance, tires, insurance, depreciation, tools and all parking charges incurred by the Employee on behalf of the Company and shall be supported by vouchers. The Company will not be liable for any such expense not provided for in the said schedule or exceeding the limit therein specified.

            6. The Employee will be reimbursed for all travelling expenses and other expenses actually and properly incurred by him in connection with his duties hereunder, the whole in accordance with current Company policy and/or Schedule A which forms a part of this agreement, or as amended from time to time. For all such expenses, he shall furnish statements and vouchers; it being clearly understood, however, that the employee shall not incur any single expense of any kind or nature whatsoever relating to travel or other matters in excess of $100.00 without prior written approval.

            7. All vacations shall be approved by the Executive Committee of the Company or as delegated to the General Manager in accordance with past practice, in advance after reasonable notice by the Employee. The Employee shall advise the Executive Committee or as delegated to the General Manager in accordance with past practice of his whereabouts during vacation and shall always leave someone in charge capable of assuming responsibility during such absence. The vacation allocation as well as the scheduling of same shall be determined in accordance with current Company policy or as amended from time to time.

            8. In the event that the Employee receives any commissions or overrides in accordance with this agreement or any schedule attached hereto, or any amendment thereto, and in the event an account becomes uncollectible for any reason, any commission or override paid to the Employee for the account will then be refunded to the Company by the Employee and will become due to the Company in the month that the account is deemed uncollectible by the Company. The Company's normal collection policy is stated on the Company work order form. Special arrangements should not be made beyond these conditions unless prior written approval is received from the Company's finance department. Any special terms and conditions of sale and any special instructions should be written on the work order. It is the Employee's responsibility to properly fill out and understand the Company work order and the terms of sale.

            9. The Employee hereby assigns and agrees to assign to Frisco Bay or its nominee, its successors or assigns, all his rights, title and interest in and to any inventions improvements and ideas, including without limitation those related to software developments, as well as all intellectual property rights relating thereto, which he has made or conceived of may make or conceive, either solely or jointly with others, in the course of his association with Frisco

Bay or on Frisco Bay's time or with Frisco Bay's material or facilities, or relating to any subject matter with which Frisco Bay is or may be concerned, or relating to any business in which Frisco Bay is involved and the Employee hereby furthermore waives any moral rights in respect of any such inventions, improvements or ideas, including without limitation those related to software developments, which are or may be copyrighted.

            The Employee further agrees, at Frisco Bay's expense, to execute, acknowledge and deliver all such further papers, including without limitation, applications for patents or copyrights, as may be necessary to enable Frisco Bay to publish or protect said inventions, improvements and ideas, including without limitation those related to software developments, by patent, copyright or otherwise, in any and all countries and to vest title to said inventions, improvements and ideas, including without limitation those related to software developments, and all intellectual property rights relating thereto, in and to Frisco Bay or its nominees, successors, or assigns, and to render all such assistance as Frisco Bay may require in any patent, or copyright application, proceedings or litigation involving said inventions, improvements or ideas.

            10. It is recognized and acknowledged that the Employee shall be made privy to certain information, including, without limitation, systems, names of clients and their identities and requirements, methods, procedures, designs and manufacturing processes, lists of suppliers, materials, compositions, ideas, improvements, inventions, designs, formulae, sources of finances, personnel and their duties and capabilities, programs, models, samples, drawings, plans, prototypes, software, source and object codes, blueprints and projects of Frisco Bay (collectively, the "Confidential Information") and it is further recognized and acknowledged that the Confidential Information is the exclusive property of Frisco Bay and constitutes a proprietary right which Frisco Bay is entitled to protect.

            The Employee agrees that he shall not, during or after the term of his association with Frisco Bay, disclose any of the Confidential Information to any third party for any reason or purpose whatsoever and furthermore, shall not make any use of the Confidential Information during or after the term of his association with Frisco Bay, other than for the purpose of his association with Frisco Bay. After the term of the Employee's association with Frisco Bay, he shall deliver to Frisco Bay any Confidential Information which he may then have in his possession and he shall not make any copies thereof.

            The Employee further specifically agrees that the Company has a legitimate interest in ensuring that the Confidential Information will neither be used by the Company's competition nor be used by the Employee for a purpose other than the execution of his functions as an Employee of the Company. Therefore the Employee specifically agrees:

            (a) That during the term of his employment, under no circumstances will the Employee compete with the Company. In other words, the Employee, for his own account, or for the account of a third party, directly or indirectly, shall not manufacture, lease or sell or solicit for sale or lease, products which are the same or similar in function to those sold, leased or manufactured by the Company.

            (b) For a period of one (1) year following the termination of his employment, whether for his own account or for the account of a third party, directly or indirectly, the Employee shall not manufacture, lease or sell or solicit for sale or lease, products which are the same or similar in function to those sold, leased or manufactured by the Company in the territory or territories assigned to the Employee during the period of one (1) year immediately preceding the date of termination of Employee's employment;

            (c) For a period of one (1) year following the termination of his employment, whether for his own account or for the account of third party, directly or indirectly, the Employee shall not manufacture, lease, or sell or solicit for sale or lease, products which are the same or similar in function to those sold, leased or manufactured by the Company to any client or potential client of the Company, which the Employee was responsible for during the one (1) year period immediately preceding the date of termination of Employee's employment. For purposes of this section "client" means any person from whom the Company has received an order during the one (1) year period immediately preceding the date of termination of the Employee's employment. "Potential client" means those persons whom the Employee has contacted with a view to obtaining an order during the one (1) year period immediately preceding the date of termination of the Employee's employment;

            (d) For a period of one (1) year following the termination of his employment, whether for his own account or for the account of a third party, directly or indirectly, the Employee shall not manufacture, lease or sell or solicit for sale or lease, products which are the same or similar in function to those sold, leased or manufactured by the Company to any client or potential client of the Company. For purposes of this section "client" means any person from whom the Company has received an order during the one (1) year period immediately preceding the date of termination of the Employee's employment. "Potential client" means those persons whom the Company has contacted with a view to obtaining an order during the one (1) year period immediately preceding the date of termination of Employee's employment.

            (e) For a period of one (1) year following the date of termination of his employment, whether for his own account or for the account of a third party, directly or indirectly, the Employee shall not approach any other Employee of the Company with a view to offering or causing to be offered to such other Employee of the Company, a new position or employment with any other person or company.

            (f) If any paragraph, sub-paragraph, clause or portion of any paragraph, sub-paragraph or clause contained in this section is considered to be null and void by a Court of competent jurisdiction, the parties agree that the nullity of such paragraph, sub-paragraph or clause shall not affect the validity of any other paragraph, sub-paragraph or clause contained in this section, nor the validity of the contract as a whole.

            IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT THE CLAUSES 9 AND 10 ABOVE ARE ESSENTIAL TERMS OF THIS AGREEMENT WITHOUT WHICH NEITHER PARTY WOULD HAVE CONTRACTED SAME.

            11. The Employee does hereby acknowledge that breach by him of the terms of Section 9 and/or 10 hereof would cause irreparable harm to the Company and could not adequately be compensated for by damages, and in the event of a breach by the Employee of any of said provisions, the Employee hereby consents to an injunction being issued against him restraining him from any further breach of any of the said provisions, but the provisions of this section shall not be construed so as to affect or impair any other remedies which the Company may have in the event of such breach, including but not limited to an action for damages.

            12. In the event that the Employee receives any commissions or overrides in accordance with this agreement or any schedule attached hereto, or any amendment thereto, the said commission or override shall become due and payable only when the goods sold have been shipped to the client and installed to the client's satisfaction.

            In the event of termination of employment with the Company, any commission or overrides owed will be calculated on goods shipped up to the date of termination. Account will be taken of all shipping revenue on which commission or draw has already been paid, all credits, reserve for uncollected accounts, and adjustments. Should any money be owing to the Employee as a result, it will be payable within forty-five days after the end of the month in which the termination occurred, save for any payments held by the Company for uncollected accounts which will become payable to the Employee upon receipt of payment from the customer.

            The Employee will not be entitled to any commissions for goods shipped after the termination of his/her employment with the Company

            13. The Employee recognizes and accepts that management of the Company may require from time to time, the transfer of employees from one division, branch, territory, city, province, country, client or group of clients, in order to assure the proper and efficient management of the Company's operations.

            14. Notwithstanding anything in this Agreement or any schedule attached hereto to the contrary, it is hereby agreed that the employee shall commence his employment, under the terms of this agreement, for a term of three
(3) months from the commencement of his employment on a probationary period. This probationary period may be extended, at the discretion of the Company, for a maximum period of up to six additional months. It is understood that the purpose of the probationary period is to permit the Company, in its opinion, to determine the likeliness of the employee to meet the Company standards in all respects and in addition to ascertain the employee's suitability as a permanent employee. If, during this term, the Company in its sole discretion, is of the opinion that the employee does not meet its standards, then it may, without further notice, terminate the employee.

            15. The Employee acknowledges and accepts to respect the Company policy with respect to the prohibition of receiving any form of compensation, from a customer, prospective customer, competitor, supplier, or any other person on behalf of one of the foregoing, for any reason, save for usual and customary Christmas gifts, providing same are of a value not exceeding $100. Any breach of this prohibition shall be deemed to be cause within the meaning of Clause 3 of this Agreement.

            16. In order for the Company to comply with government tax regulations, the Employee agrees to complete and to submit a TD1X, or other tax forms as required.

            17. Upon termination, should the Employee owe money to the Company for any reason, the entire amount is repayable to the Company within 45 days of the termination date.

            18. Upon termination, the Employee hereby authorizes the Company to set-off any amount which the Employee owes to the Company from amounts which the Company owes to the Employee including, but not to limit the generality of the foregoing, vacation pay and/or any other amount which may be owing under a provision of law or private agreement.

            19. This Agreement shall enure to the benefit of and be binding on the parties hereto and their respective heirs, legal or personal representatives, successors and assignees.

            20. This Agreement and the schedule(s) hereto constitute and express the entire agreement between the parties hereto concerning the terms of employment of the Employee. This Agreement supersedes all prior or existing contracts and understandings, either expressed or implied, between the Company and the Employee and it is acknowledged by the Company and the Employee that all representations, promises and understandings relative to employment have been reduced to writing herein, AND THAT ANY FUTURE MODIFICATIONS OF THIS AGREEMENT MUST BE IN WRITING.

            21. If any covenant or provision in this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof.

            22. Any forbearance by the Company to enforce its rights in the event of a breach of this Agreement shall not be deemed a waiver of such breach, or a waiver of the continuance of such breach or any additional breaches.

            23. In the event that any provision of this agreement is overridden by any mandatory provincial or applicable federal legislations, then to such extent, the provision in question shall not be declared null and void, but simply made to conform with the said applicable legislation.

            24. This agreement shall be interpreted in accordance with the laws of the Province of Quebec.

            25. In this Agreement wherever the singular or masculine is used it will be construed as if the plural or feminine or neuter as the case may be, had been used where the context of the parties hereto so require.

            26. The parties hereto acknowledge that they have agreed that this Agreement, as well as related documents, be drawn up in English. Les parties reconnaissent avoir convenu que ce contrat, ainsi que les documents s'y rattachant, soient rediges en anglais.

This Agreement, entered into on March 28, 2001, has been executed by the parties hereto.

Frisco Bay Industries Ltd.                        Employee:


Per: /s/ Heather Halickman                        /s/ Robert Gagnon
     ----------------------------                 ----------------------------

                                   SCHEDULE A
                                   ----------

            This Schedule A effective April 9, 2001, forms a part of the Employment Agreement effective April 9, 2001.

            The schedule defines the compensation the Employee will receive, and the terms of this compensation for the period April 9, 2001 to January 31, 2002, and is based upon the achievement of the mutually agreed upon business objectives as stated herein. Nothing herein shall be construed as creating a fixed term of employment.

            This schedule supersedes any and all prior or existing compensation schedules, compensation agreements, or compensation understandings, either expressed or implied, verbally or in writing, between the Company and the Employee, and it is acknowledged by the Company and the Employee that all representations, promises, and understandings relative to compensation have been reduced to writing herein, AND THAT ANY FUTURE MODIFICATIONS OF THIS AGREEMENT MUST BE IN WRITING.

            All of the provisions of this Schedule A are subject to the terms and conditions of the principal Employment Agreement. In the event of any conflict, the latter shall prevail.


                       Name of Employee: ROBERT GAGNON

               Current Position: VICE PRESIDENT, FINANCE / I.T.



BASE SALARY:            $110,000            per annum, to be paid bi-weekly

CAR ALLOWANCE:          $  8,400            per annum, to be paid monthly
                                            upon presentation of receipts

INCENTIVE:              $ 15,000            per annum, to be based on
                                            elements as mutually agreed upon
                                            and as outlined on Addendum D
                                            which forms part of this Schedule


VACATION ENTITLEMENT:   4 weeks commencing May 1, 2001

BENEFITS:               Immediately upon commencement of employment


            The parties hereto acknowledge that they have agreed that this Agreement, as well as related documents, be drawn up in English. Les parties reconnaissent avoir convenu que ce contrat, ainsi que les documents s'y rattachant, soient rediges en anglais.

                                     S-A-1

            I have read, understood and am in agreement with the terms and conditions as set forth in this Schedule A.

            Schedule A, entered into on March 28, 2001, has been executed by the parties hereto.



Frisco Bay Industries Ltd.

Per:     /s/ Heather Halickman
     ----------------------------------
              (Signature)


           Heather Halickman
---------------------------------------
             (Print Name)


Employee

           /s/ Robert Gagnon
---------------------------------------
              (Signature)


                                     S-A-2

                                  SCHEDULE B
                                  ----------

The Company advises that:

            1. It is our experience that at the time of employment, when employees are asked to sign an employment contract containing the restrictive non-competitive employment covenant, they profess that they would never consider going into competitive employment situation upon termination of their employment with the Company during the restrictive period.

            2. The Company seeks an employment contract with its employees not only for protection. The Company seeks an employment agreement with its Employee not only to protect its legitimate proprietary rights, but to enable the Company to operate its business and develop a growing opportunity for everyone in the business on a scale which would otherwise not be possible were there no employment contracts.

            3. The Company, therefore, regards the agreement as a "trust" not just an agreement, between the Company and the Employee. Regardless of the circumstances, therefore, the Company feels that if the Employee initiates some action which will break that trust, then the Company is entitled to protect its rights with every remedy at its disposal.

            4. The Company has certain proprietary rights. These include the lists of clients, potential clients and any information or knowledge concerning their tastes, desires, peculiarities, or characteristics. It includes lists of employees, lists of applicants, and their addresses and characteristics. It also includes trade secrets and confidential information about the goods and services sold by the Company as well as the way in which the Company carries on business. The Company is entitled to protect these proprietary rights and will enforce these rights at law. Lists of any kind which pertain to what are known as "trade connections" of this Company, and "trade secrets" of this Company, taken from this Company in any way, shape or form and used in a competitive manner, constitute an infringement of the Company's legal rights and, of course, could also constitute theft.

            5. The Company is likewise entitled under the term of its contract to protect its trade secrets - its special methods of doing business, its specially invented techniques and its systems and reporting methods which all constitute secret techniques in which the Company has a proprietary right.

            6. Many of the Company's capable personnel have received (and will, no doubt, continue to receive) offers of employment from our competitors. However, they abide by the terms of their contract and by the terms of the trust they have with the Company and their colleagues. To do otherwise would be unfair to those who remain with the Company and honour their agreement. As a result, the Company is obliged to pursue its legal right in respect of any Employee who sees fit to ignore the non-competition provision of the Company employment contract.

            7. As a condition of employment with the Company, many Employees are requested to sign a contract. If you have any concern about the terms and conditions of this contract, you may wish to seek legal advice and the Company invites you to do so. However, the

                                     S-B-1

Company emphatically stipulates that all contracts be signed by the Employee within 10 days of receipt of contract documents.

            8. When the contract has been signed by you, both copies of the fully executed contract, and any other contract documents should be returned to the Company.

            9. This Schedule B forms part of the Employment Agreement.

            10. The parties hereto acknowledge that they have agreed that this Agreement, as well as related documents, be drawn up in English. Les parties reconnaissent avoir convenu que ce contrat, ainsi que les documents s'y rattachant, soient rediges en anglais.




TO BE SIGNED BY THE EMPLOYEE:

            I have read and understand the above outline of the reasons why the Company requires an employment contact from its Employees. I understand the terms of the contract and any questions I have asked concerning the contract have been answered to my satisfaction. I understand that I am freely able to seek independent legal advice, should I desire to do so and that I have either done so or have waived the necessity of so doing.


NAME  Robert Gagnon
    --------------------------------


DATE  March 28, 2001
    --------------------------------

SIGNATURE  /s/ Robert Gagnon
         ---------------------------


WITNESS - NAME  Heather Halickman
              ----------------------


SIGNATURE  /s/ Heather Halickman
         ---------------------------

                                     S-B-2